FERRELLGAS PARTNERS ANNOUNCES NEW $575 MILLION SENIOR SECURED CREDIT FACILITY

Overland Park, KS., May 7, 2018 (GLOBE NEWSWIRE) – Ferrellgas, L.P. (Ferrellgas), the operating partnership of Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas” or the “Company”) announced today an agreement with a lending group led by TPG Specialty Lending, Inc. (NYSE:TSLX), the middle-market lending business of TPG Sixth Street Partners (TSSP), to provide Ferrellgas with a new senior secured credit facility. The five-year facility replaces the current $575 million senior secured revolving credit facility that was scheduled to mature in October 2018. The new facility includes a $300 million cash flow revolver supported by commitments from TPG Specialty Lending and PNC Bank, National Association (PNC), as well as a $275 million term loan. As of the closing date, the revolver will have no outstanding borrowings and provides for a transition of undrawn letters of credit issued and outstanding of approximately $100 million seamlessly to the new facilityt. The term loan will be used to repay the outstanding amounts on the Company’s terminating bank credit facility, fees, and expenses associated with the new facility, and will result in approximately $75 million of surplus cash on Ferrellgas’ balance sheet.

“We are pleased with this facility and our partnership with TPG Specialty Lending and PNC,” said James E. Ferrell, Interim Chief Executive Officer and President of Ferrellgas. “The facility provides us with substantial liquidity, a long-term source of competitively priced capital and reasonable covenants to run our business and take advantage of opportunities to continue our recent trend of EBITDA growth.” Ferrell added, “Through recent sales of non-core businesses, including Bridger Rail and Bridger Energy, along with stronger cash flows generated from our operations, we have reduced our debt levels and strengthened our credit metrics. Our new $575 million credit facility, coupled with our strengthened balance sheet, provides further momentum to our business.  The company has the operating discipline and strategic flexibility to continue to grow our customer base and safely provide those customers with best in class service.”

Further, Ferrellgas is working to close on a multi-year extension of its accounts receivable securitization facility and expects to announce the closing of that facility in the near term. The closing of that facility will provide the Company with additional liquidity to grow the business into the future. In addition, the Company is evaluating various options related to its near-dated outstanding unsecured bonds. This includes refinancing, or a transaction to exchange for new bonds, some or all of its bonds due June 2020.

“We are grateful to the banks that have supported us in the past and, looking forward, we are excited about our relationship with TPG Specialty Lending and PNC,” said Doran Schwartz, Senior Vice President and Chief Financial Officer of Ferrellgas. “We have worked well together and structured an agreement that provides us with a foundation for growth, as well as flexibility to address upcoming maturities of our bonds over the next five years.”

“We are pleased to provide Ferrellgas with this strategic capital as it continues to successfully execute its business plan, serve customers and create value for all stakeholders,” TPG Specialty Lending management said in a statement. “The Ferrellgas leadership team is best-in-class and the organization has a proven track record of profitable growth, anchored by its national distribution density and differentiated logistics capabilities.”

Bracewell, LLP served as legal advisor and Durham Capital Corp. served as financial advisor to Ferrellgas. Schulte Roth & Zabel LLP served as legal advisor to the lending group.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. Any securities that may be offered in the future in exchange for outstanding bonds have not been and will not be registered under the Securities Act of 1933 or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Ferrellgas
Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 28, 2017. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2017, the Form 10-Q of these entities for the fiscal quarter ended January 31, 2018 and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts
Jim Saladin, Media Relations – jimsaladin@ferrellgas.com, 913-661-1833

Bill Ruisinger, Investor Relations –billruisinger@ferrellgas.com, 816-792-7914